Exhibit 10.B
RESTRICTED STOCK UNIT AGREEMENT

This Agreement is entered into as of _____, ____ between Mentor Graphics Corporation, an Oregon corporation (“Company”), and _________ (“Recipient”).

On the date of this Agreement (“Grant Date”), Recipient has been granted an award of Restricted Stock Units (“RSUs”) pursuant to Section 8 of the Company’s 2010 Omnibus Incentive Plan, and Recipient desires to accept the award subject to the terms and conditions of this Agreement.

1.	Grant of Restricted Stock Units.

The Company hereby grants to Recipient ______ RSUs subject to the terms and conditions of this Agreement. The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock of the Company for each RSU.

2.	Vesting of RSUs.

2.1    RSUs shall become vested, and the underlying shares of Common Stock shall be issued, on the first anniversary of the Grant Date.

2.2    If Recipient has a separation from service as a director (as defined for purposes of Section 409A of the Internal Revenue Code (“Section 409A”)) for any reason, all RSUs shall become vested and the underlying shares of Common Stock shall be issued to Recipient.

3.	Acceleration upon Change in Control.

Notwithstanding any provision in this Agreement, all RSUs shall immediately become vested upon the occurrence of a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5) (or successor provisions).

4.	No Voting or Dividend Rights.

The Recipient shall have no voting, dividend or any other rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient.

5.	Non-Assignability of RSUs.

The RSUs may not be assigned or transferred except on death, by will or operation of law.

6.	Delivery of Shares.

As soon as practicable on or after the date on which the RSUs become vested, the Company will issue in the name of the Recipient the number of shares of Common Stock underlying the RSUs that vested, and will deliver such shares to the Recipient in accordance with instructions from the Recipient or in such other manner as may be determined by the Company. In accordance with Treas. Reg. § 1.409A-3(d) (or successor provisions), payment shall be made by the end of the calendar year containing such vesting date or, if later, by the 15th day of the third calendar month following such vesting date.

7.	Changes in Capital Structure.

If, prior to the vesting of the RSUs awarded under this Agreement, the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Compensation Committee of the Company's Board of Directors (the “Administrator”) in the number and kind of shares subject to the unvested RSUs under this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Fractional shares will be disregarded. Any such adjustment made by the Administrator shall be conclusive.

8.	Successorship.

Subject to the limits in Section 5, this Agreement will be binding upon and benefit the parties, their successors and assigns.

9.	Miscellaneous.

9.1     Subject to Section 9.4, this Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

9.2    The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.3    The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.

9.4    The terms and conditions of this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. In addition, if the Recipient must be treated as a “specified employee” within the meaning of Section 409A, any payments made on account of the Recipient’s separation from service as a director (as defined for purposes of Section 409A) shall be made on the date that is six (6) months and one (1) day following the date of the Recipient’s separation from service as a director. To the extent that the Company determines that the RSUs fail to comply with the applicable requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend, restructure, terminate or replace the RSUs in order to cause the RSUs to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By
Dean Freed
Vice President and General Counsel

RECIPIENT

NAME